Exhibit 99.2

ACADIA REALTY TRUST
INCOME STATEMENTS - PRO RATA ADJUSTMENTS
SUPPLEMENTAL REPORT

	As Reported			As Corrected
	Noncontrolling Interest in Consolidated Subsidiaries	Company's Interest in Unconsolidated Subsidiaries	Noncontrolling Interest in Consolidated Subsidiaries	Noncontrolling Interest in Consolidated Subsidiaries	Company's Interest in Unconsolidated Subsidiaries	Noncontrolling Interest in Consolidated Subsidiaries
	Year ended December 31, 2016		Three months ended December 31, 2016	Year ended December 31, 2016		Three months ended December 31, 2016
CORE PORTFOLIO AND FUND INCOME

OTHER INCOME (EXPENSE)
Other income/(expense)	(1,649)	434	(736)	(1,631)	452	(725)
CORE PORTFOLIO AND FUND INCOME	(24,382)	22,469	(5,038)	(24,364)	22,487	(5,027)

PROMOTE, RCP AND OTHER INCOME
Promote income from Funds, net	11,833	—	4,854	10,399	—	3,420
Total Promote, RCP and Other Income	11,833	—	4,854	10,399	—	3,420

NET INCOME	$(60,400)	$39,433	$(12,992)	$(61,816)	$39,451	$(14,415)